Exhibit 99.1

Corporate	Investor Relations
Conceptus	Lippert/Heilshorn & Associates
Gregory Lichtwardt, CFO	Kim Sutton Golodetz
(650) 962-4039	(212) 838-3777
glichtwardt@conceptus.com	kgolodetz@lhai.com

Bruce Voss
(310) 691-7100
bvoss@lhai.com

Media
Conceptus
Public Relations
(650) 962-4126
publicrelations@conceptus.com

CONCEPTUS REPORTS FIRST QUARTER
FINANCIAL RESULTS

Net sales increase 73%; gross margins exceed 73%

MOUNTAIN VIEW, Calif. (April 30, 2007) — Conceptus, Inc. (Nasdaq: CPTS), developer of the Essure® procedure, the first and only non-incisional permanent birth control method available, today reported financial results for the three months ended March 31, 2007.

Net sales for the first quarter of 2007 were $13.8 million, up 73% over net sales of $8.0 million for the first quarter of 2006 and up 7% over net sales of $12.9 million for the fourth quarter of 2006.  These results were in line with the Company’s net sales guidance of $13.6 million to $14.0 million. The net loss for the first quarter of 2007 was $4.1 million, or $0.14 per share, including charges of $1.5 million, or $0.05 per share, for equity-based compensation. The net loss for the first quarter of 2006 was $5.8 million, or $0.20 per share, and the net loss for the fourth quarter of 2006 was $3.9 million, or $0.13 per share.  The net loss for the 2007 first quarter was better than the Company’s guidance for a net loss of $4.3 million to $4.6 million.

Net sales growth during the 2007 first quarter was due to higher commercial sales of the Essure system worldwide, and reflects increasing numbers of physicians entering and completing training in the use of the procedure and higher utilization by trained physicians.  Domestic sales of the Essure system for the first quarter of 2007 increased 77% and international sales increased 42%, both compared with the comparable prior-year period.

“The first quarter continued to show very strong fundamentals with growth in new physicians, certifications, utilization and transition of the Essure procedure to the physician office setting,” commented Mark Sieczkarek, president and chief executive officer of Conceptus. “At quarter end, 36% of our sales were to the in-office channel as compared to 30% in the fourth quarter of 2006.  Our focus remains on building out our sales force infrastructure and rolling out patient awareness programs both of which continue at unprecedented rates.  We are very optimistic about the future and feel our business is well positioned for continued growth.”

Gross profit for the first quarter of 2007 was $10.1 million, or 73% of net sales.  This compares favorably with gross margin for first quarter of 2006 of 64% of net sales and with gross margin for the fourth quarter of 2006 of 69% of net sales.  Gross margin improvement is related to lower manufacturing costs associated with higher unit volume, improved channel mix favoring higher-priced domestic sales, and a domestic price increase implemented during the first quarter of 2007.

Research and development expenses were $1.6 million for the first quarter of 2007, up from $1.2 million for the first quarter of 2006 and up from $1.1 million for the fourth quarter of 2006.  R&D expenses reflect product development and clinical, expenditures, which are substantially related to the ongoing development of our technology.

Selling, general and administrative expenses were $13.0 million for the first quarter of 2007, up from $10.0 million for the first quarter of 2006 and up from the $12.1 million for the fourth quarter of 2006. The Company continues to increase the number of sales territories and personnel consistent with earlier expectations and is funding a variety of marketing programs in an effort to increase patient awareness and physician skills at delivering the Essure procedure in-office.

Cash, cash equivalents and short-term investments were $97.2 million as of March 31, 2007, an increase of $71.4 million from December 31, 2006. This net cash increase was due primarily to the net proceeds of $74.5 million from the convertible debt offering completed in February 2007.   Excluding the positive impact of the convertible offering, the company used $3.1 million in cash during the first quarter 2007.

“We are delighted to have achieved the highest gross profit margins in our history,” added Sieczkarek.  “The financial performance of the business is improving right on track with our expectations, which includes becoming a profitable and cash flow positive enterprise during the second half of 2007. The investments we are making in sales and marketing this year will not only will provide significantly increased awareness of Essure as the best choice among women interested in permanent birth control, but also will ensure that women can easily find a physician who performs our quick, safe, simple and highly effective procedure in an office setting with minimal anesthesia.”

Financial Guidance

The Company also announced financial guidance for the second quarter of 2007, and affirmed full-year 2007 net sales and net loss guidance

•                  The Company expects net sales in the second quarter to be $16.0 million to $16.3 million.

•                  The net loss for the second quarter is expected to be $3.2 million to $3.5 million. This net loss guidance includes stock-based compensation expense, which the Company expects to be in the range of $1.5 million to $1.7 million.

•                  The Company expects net sales for the full year to be in the range of $66 million to $68 million and net loss to be in the range of $6.3 million to $7.1 million.  This is the same guidance as provided by the company in February, 2007.

These statements are only effective as of the date of this press release and Conceptus undertakes no duty to publicly revise or update these forward-looking statements, whether as a result of new information, future developments or otherwise.

Conference Call

Management will host an investment-community conference call beginning at 4:30 p.m. Eastern time today to discuss these results and to answer questions.  To participate in the live call by telephone, please dial (888) 803-8296 from the U.S., or (706) 634-1250 from outside the U.S.  Individuals interested in listening to the live conference call via the Internet may do so by logging onto the Company’s website, www.conceptus.com.  A replay will be available on the website for 14 days.

A telephone replay will be available from 6:30 p.m. Eastern time April 30, 2007 through 11:59 p.m. Eastern time May 2, 2007 by dialing (800) 642-1687 (domestic) or (706) 645-9291 (international) and entering conference ID number 8326228.

About the Essure Procedure

The Essure procedure deploys a soft micro-insert into the fallopian tube through the cervix using a minimally invasive transcervical tubal access catheter.  Once in place, the device is designed to elicit tissue growth in and around the micro-insert to form an occlusion or blockage in the fallopian tube.  An Essure procedure does not require cutting or penetrating the abdomen and can be performed in a less costly procedure setting without general anesthesia. A woman is able to return home about 45 minutes after the procedure is completed. There is a three-month waiting period after the procedure during which women must use another form of birth control.  The Essure procedure is 99.80% effective after four years of follow-up.  The Essure procedure has been demonstrated in a small portion of the women undergoing clinical studies to be 99.74% effective based on five years of follow-up. Five year follow-up of all patients in clinical trials is ongoing.

About Conceptus

Conceptus, Inc. manufactures and markets the Essure Permanent Birth Control system, an innovative medical device and procedure designed to provide a non-incisional alternative to tubal ligation, which is currently the leading form of birth control worldwide.  The availability of the Essure procedure in the U.S. is expected to open up a market currently occupied by incisional tubal ligation and vasectomy, which combined account for over 1 million procedures annually.

Additional information about the Essure procedure is available at www.essure.com or by calling the Essure Information Center at 1-877-ESSURE1.  Additional information about Conceptus is available at www.conceptus.com or by calling 1-877-ESSURE2.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements, the accuracy of which is necessarily subject to risks and uncertainties. Discussions regarding growth in net sales and the sales force, expected profitability, guidance and cash flow information, physician utilization and the performance of Essure in the office setting, and other matters discussed in this release, may differ significantly from the discussion of such matters in the forward-looking statements. Such differences may be based upon factors such as strategic planning decisions by management, re-allocation of internal resources, decisions by insurance companies, scientific advances by third parties, and introduction of competitive products, as well as those factors set forth in the Company’s most recent Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q, and other filings with the Securities and Exchange Commission.

(Tables to follow)

Conceptus, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended
	March 31,
	2007	2006

Net sales	$13,780	$7,962

Cost of goods sold	3,705	2,883

Gross profit	10,075	5,079

Operating expenses:
Research and development	1,642	1,200
Selling, general and administrative	13,009	10,000

Total operating expenses	14,651	11,200

Operating loss	(4,576)	(6,121)

Interest and other income, net	476	333

Net loss	$(4,100)	$(5,788)

Basic and diluted net loss per share	$(0.14)	$(0.20)

Shares used in computing basic and diluted net loss per share	29,260	28,860

-more-

Conceptus, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	March 31,	December 31,
	2007	2006

Cash, cash equivalents and short-term investments	$97,209	$25,838

Accounts receivable, net	8,919	6,976

Inventories, net	2,036	610

Other current assets	1,233	1,064

Total current assets	109,397	34,488

Property and equipment, net	2,849	2,917

Intangible assets, net	1,300	1,350

Other assets	3,791	996

Total assets	$117,337	$39,751

Total liabilities	96,334	8,737

Common stock and additional paid in capital	248,720	254,631

Accumulated deficit	(227,717)	(223,617)

Total stockholders’ equity	21,003	31,014

Total liabilities and stockholders’ equity	$117,337	$39,751

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